Exhibit 2.1
ASSET PURCHASE AGREEMENT
     This Asset Purchase Agreement (this “Agreement”) is made and entered into this 31st day of December, 2008, between and among Propane Direct Enterprises, LLC, a Texas limited liability company (“Buyer”), and United Fuel & Energy Corporation, a Texas corporation (“Seller”).
     This Agreement contemplates a transaction in which Buyer will purchase substantially all of the assets (and assume certain of the liabilities) of Seller’s propane distribution business (the “Division”) in return for the consideration set forth in Section 2.1(c)(i) below.
     Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the parties agree as follows.
ARTICLE I
DEFINITIONS
     1.1 The following capitalized words and phrases have the stated meanings:
     “Accounting Firm” has the meaning set forth in Section 2.3.
     “Acquired Assets” means all right, title, and interest in and to all of the assets constituting the Division including, without limitation, all of (a) its tangible personal property (such as office supplies, machinery, equipment, furniture, motor vehicles and propane storage tanks) used solely in the operation of the Division including, without limitation, all of the assets identified on Schedule 1.1(a) attached hereto, (b) its Intellectual Property, goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the laws of all jurisdictions, including, without limitation, all of the assets identified on Schedule 1.1(b) attached hereto, (c) the claims, deposits, refunds, causes of action, choses in action, prepayments, rights of recovery, rights of set off, and rights of recoupment solely relating to the Division, including, without limitation, any and all claims, causes of action and rights arising out of any amounts due to Seller by Propane Direct, LLC, an Oklahoma limited liability company, and its affiliates, successors and assigns, with respect to those matters set forth in that certain Memo Re: Propane Direct Divestiture, dated October 10, 2008, from GlassRatner Advisory & Capital Group, LLC to Brock Hardy and Max Hardy, (d) its Permits, to the extent such are transferable and solely relate to the Division, including, without limitation, all of the assets identified on Schedule 1.1(d) attached hereto, (e) its real property, leaseholds and subleaseholds therein, improvements, fixtures and fittings thereon, and easements, rights-of-way, and other appurtenants thereto (such as appurtenant rights in and to public streets) used solely in the operation of the Division including, without limitation, all of the assets identified on Schedule 1.1(e) attached hereto, (f) the Division Agreements and all rights thereunder, (g) its Wholesale Accounts Receivable, (h) the name “Propane Direct,” (i) its Inventory, (j) the phone numbers identified on Schedule 1.1(j) attached hereto, (k) the websites identified on Schedule 1.1(k) attached hereto, and (l) its books, records, ledgers, files, documents, correspondence, lists, plats, engineering plans, drawings, and specifications, creative materials, advertising and promotional materials, studies, reports, and other printed or written materials used solely in the operation of the Division; provided, however, that the Acquired Assets shall not include (i) the corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates, and other documents relating to the organization, maintenance, and existence of Seller as a corporation, (ii) any Retail Accounts Receivable or any Retail Propane Accounts Receivable, (iii) Cash of the Division, (iv) any of the rights of Seller under this Agreement (or under any side agreement between Seller on the one hand and Buyer on the other hand entered into on or after the date of this Agreement), or (v) any of the assets set forth on Schedule 1.1(v) attached hereto (collectively, the “Excluded Assets”).
     “Adjustment Time” has the meaning set forth in Section 2.3.
     “Affiliate” means any Subsidiary of a specified Person or any entity that owns a majority of the outstanding equity securities or has the power to vote or direct the voting of a majority of the outstanding voting equity securities of a specified Person.
     “Agreement” has the meaning set forth in the introductory paragraph.
     “Arbitrator” has the meaning set forth in Section 2.1(b)(iii) below.
     “Assumed Liabilities” means (a) all obligations and Liabilities arising out of the ownership or operation of the Acquired Assets from and after the Closing, and (b) all obligations and Liabilities of Seller and its Affiliates under the Division Agreements, and (c) all delivery obligations to any fixed price supplier or customer with regard to any “pre-buy” customer contracts set forth on Schedule 1.1(f) attached hereto.
     “Assumption Agreement” has the meaning set forth in Section 2.1(f)(ii)(A) below.
     “Base Amount” has the meaning set forth in Section 2.1(c)(i).
     “Basis” means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.
     “Basket Amount” has the meaning set forth in Section 6.6 below.
     “Buyer” has the meaning set forth in the introductory paragraph.
     “Buyer Confidential Information” means any information concerning the business and affairs of the Division that is not already generally available to the public other than as a result of a breach of this Agreement by Seller or its Affiliates.
     “Buyer Indemnitees” has the meaning set forth in Section 6.2 below.
     “Buyer’s Disclosure Schedule” has the meaning set forth in Section 4 below.

     “Cash” means cash and cash equivalents (including marketable securities and short term investments).
     “Claim” has the meaning set forth in Section 6.5 below.
     “Closing” has the meaning set forth in Section 2.1(e) below.
     “Closing Adjustments” has the meaning set forth in Section 2.3 below.
     “Closing Date” has the meaning set forth in Section 2.1(e) below.
     “Closing Statement” has the meaning set forth in Section 2.1(b)(ii) below.
     “Closing Statement Protest Notice” has the meaning set forth in Section 2.1(b)(iii) below.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Coverage Term” has the meaning set forth in Section 5.10 below.
     “Damages” has the meaning set forth in Section 6.2 below.
     “Disclosure Schedule” has the meaning set forth in Section 3 below.
     “Division” has the meaning set forth in the introductory paragraph.
     “Division Agreements” means the agreements identified on Schedule 1.1(f) attached hereto.
     “Environmental, Health, and Safety Laws” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, and the Occupational Safety and Health Act of 1970, each as amended, together with all other laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state and local governments (and all agencies thereof) concerning pollution or protection of the environment, public health and safety, or employee health and safety, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes.
     “Estimated Closing Adjustments” has the meaning set forth in Section 2.3 below.
     “Estimated Closing Statement” has the meaning set forth in Section 2.1(b)(i) below.
     “Estimated Inventory Amount” means the aggregate value as of November 30, 2008 of all Inventory on hand and in the hands of suppliers or common carriers for which Seller has already paid (calculated at the lesser of (A) the current fair market value of the Inventory, and

(B) the price at which the Inventory was acquired by Seller), plus all freight costs paid by Seller with respect to such Inventory.
     “Estimated Pre-Buy Contract Payment Amount” has the meaning set forth in Section 2.1(f)(iv).
     “Estimated Purchase Price” has the meaning set forth in Section 2.1(c)(ii) below.
     “Estimated Wholesale Accounts Receivable Payment Amount” means an amount equal to one hundred percent (100%) of the book value of the Wholesale Accounts Receivable as of December 10, 2008.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “First Note” has the meaning set forth in Section 2.1(c)(ii) below.
     “42nd Street Yard” has the meaning set forth in Section 5.9 below.
     “GAAP” means United States generally accepted accounting principles as promulgated by the Financial Accounting Standards Board.
     “Indemnitee” has the meaning set forth in Section 6.5(i) below.
     “Intellectual Property” means any rights, licenses, liens, security interests, charges, encumbrances, equities and other claims that any Person may have to claim ownership, authorship or invention, to use, to object to or prevent the modification of, to withdraw from circulation or to control the publication or distribution of any: (a) copyrights in both published works and unpublished works, (b) fictitious business names, trading names, corporate names, registered and unregistered trademarks, service marks, and applications, (c) any (i) patents and patent applications, and (ii) business methods, inventions, and discoveries that may be patentable, (d) computer software or middleware, and (e) know-how, trade secrets, confidential information, customer lists, software (source code and object code), technical information, data, process technology, plans, drawings, and blue prints; provided, however, that the foregoing shall be deemed “Intellectual Property” only to the extent they relate solely to the Division or are used solely in the operation of the Division.
     “Inventory” means all propane inventory of the Division (including inventory in the hands of suppliers for which the Division is obligated as of the Closing Date).
     “Inventory Amount” has the meaning set forth in Section 2.1(c)(i).
     “Knowledge” means with respect to (a) Seller, the actual conscious knowledge of the following individuals with no investigation other than owning and operating the Acquired Assets in the historical course of the business of the Division: Frank P. Greinke, Chief Executive Officer, Joseph Juliano, President and Chief Operating Officer, and William C. Bousema, Chief Financial Officer; and (b) Buyer, the actual conscious knowledge of Brock Hardy and Max Hardy, with no investigation other than performing their duties for Buyer in the historical course of such duties.

     “Lease Agreements” has the meaning set forth in Section 2.1(f)(i)(E) below.
     “Liability” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.
     “Master Tank Space License” has the meaning set forth in Section 2.1(f)(i)(D) below.
     “Notes” has the meaning set forth in Section 2.1(c)(ii) below.
     “Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).
     “PACCAR Payoff Amount” has the meaning set forth in Section 2.1(c)(i) below.
     “Payment Date” has the meaning set forth in Section 2.3.
     “Permit” means any franchise, approval, permit, license, order, registration, certificate, variance, or similar right obtained from any government or governmental or regulatory body, or political subdivision thereof, whether foreign, federal, state, or local, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).
     “Permitted Encumbrances” has the meaning set forth in Section 3.5 below.
     “Person” means an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization, a governmental entity (or any department, agency, or political subdivision thereof), or any other entity of any kind.
     “Pre-Buy Contract Payment Amount” means the outstanding balance of credits for Cash collected as of the Closing Date on any “pre-buy” customer contracts set forth on Schedule 1.1(f) attached hereto, net of any accounts receivable balances that were outstanding with regard to all customers party to such contracts on the effective date of such contracts.
     “Purchase Price” has the meaning set forth in Section 2.1(c)(i).
     “Retail Accounts Receivable” means all rights to payment and accounts receivable owned or held by Seller other than the Wholesale Accounts Receivable, together with all interest, late charges, penalties, collection fees and other sums that may be due and payable in connection with such rights to payment or accounts receivable.
     “Retail Propane Accounts Receivable” means all rights to payment and accounts receivable owned or held by Seller in connection with the Division other than the Wholesale Accounts Receivable, together with all interest, late charges, penalties, collection fees and other sums that may be due and payable in connection with such rights to payment or accounts receivable.
     “Second Note” has the meaning set forth in Section 2.1(c)(ii) below.

     “Security Interest” means any mortgage, pledge, lien, encumbrance, charge or other security interest of any kind or nature, other than liens for Taxes not yet due and payable.
     “Seller” has the meaning set forth in the introductory paragraph.
     “Seller Confidential Information” means any information concerning the businesses and affairs of Seller and its Affiliates that is not already generally available to the public; provided, however, that any information concerning the business and affairs of the Division shall not be Seller Confidential Information.
     “Seller Indemnitees” has the meaning set forth in Section 6.3 below.
     “Subsidiary” means any entity with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the outstanding equity securities or has the power to vote or direct the voting of a majority of the outstanding voting equity securities.
     “Tax” means any federal, state or local income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.
     “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to any fuel, employee withholding, or real property taxes, including any schedule or attachment thereto, and including any amendment thereof.
     “Wholesale Accounts Receivable” means all rights to payment and accounts receivable owned or held by Seller in connection with the wholesale business of the Division with regard to those customer accounts set forth on Schedule 1.1(g) attached hereto, together with all interest, late charges, penalties, collection fees and other sums that may be due and payable in connection with such rights to payment or accounts receivable. As used herein, the term “wholesale business of the Division” means only that business of the Division involving the sale of products to merchants for resale and does not include any other business of the Division, including, without limitation, the sale of products directly to end users.
     “Wholesale Accounts Receivable Payment Amount” has the meaning set forth in Section 2.1(c)(i).
ARTICLE II
PURCHASE AND SALE OF ASSETS
     2.1 Basic Transaction.
     (a) Purchase and Sale of Assets. On and subject to the terms and conditions of this Agreement, at the Closing, Buyer shall purchase from Seller, and Seller shall sell, transfer, convey, and deliver to Buyer, free and clear of all Security Interests and restrictions on transfer other than Permitted Encumbrances, all of the Acquired Assets for the consideration specified below in this Article II.
     (b) Closing Statement.
     (i) No later than two (2) business days prior to the Closing Date, Seller shall prepare and deliver to Buyer a statement (the “Estimated Closing Statement”) setting forth the Estimated Inventory Amount, the Estimated Wholesale Accounts Receivable Payment Amount and the Estimated Pre-Buy Contract Payment Amount.
     (ii) Within sixty (60) days following the Closing Date, Seller shall cause to be prepared and delivered to Buyer a statement (as finally agreed upon by Buyer and Seller, the “Closing Statement”) setting forth the Inventory Amount, Wholesale Accounts Receivable Payment Amount, the Pre-Buy Contract Payment Amount and the Purchase Price; provided, however, that the Closing Adjustments shall not be included in the calculation of the Purchase Price for purposes of this Section 2.1(b) but shall be calculated and paid in accordance with Section 2.3 below. Buyer shall cooperate with Seller in the preparation of, and provide Seller with access to all information reasonably necessary to prepare, the Closing Statement. Within five (5) business days after receipt of the Closing Statement by Seller (or, if Buyer delivers a Closing Statement Protest Notice to Seller in accordance with the requirements of Section 2.1(b)(iii) below, within five (5) business days after resolution of any disagreement with respect to the Inventory Amount, the Wholesale Accounts Receivable Payment Amount, the Pre-Buy Contract Payment Amount and/or the Purchase Price as set forth on the Closing Statement, either by mutual agreement of Buyer and Seller or by final determination of the Arbitrator as set forth below):
     (A) (i) in the event that the Purchase Price is greater than the Estimated Purchase Price, Buyer shall pay to Seller an amount in cash equal to the Purchase Price minus the Estimated Purchase Price, or (ii) in the event that the Estimated Purchase Price is greater than the Purchase Price, Seller shall pay to Buyer an amount in cash equal to the Estimated Purchase Price minus the Purchase Price, in either case in accordance with the Purchase Price as set forth on the Closing Statement, either by mutual agreement of Buyer and Seller or by final determination of the Arbitrator as set forth below, and
     (B) (i) in the event that the Pre-Buy Contract Payment is greater than the Estimated Pre-Buy Contract Payment, Seller shall pay to Buyer an amount in cash equal to the Pre-Buy Contract Payment minus the Estimated Pre-Buy Contract Payment, or (ii) in the event that the Estimated Pre-Buy Contract Payment is greater than the Pre-Buy Contract Payment, Buyer shall pay to Seller an amount in cash equal to the Estimated Pre-Buy Contract Payment minus the Pre-Buy Contract Payment, in either case in accordance with the Pre-Buy Contract Payment as set forth on the Closing Statement, either by mutual agreement of Buyer and Seller or by final determination of the Arbitrator as set forth below.
     (iii) Within five (5) business days after Buyer’s receipt of the Closing Statement, Buyer may deliver a written notice (a “Closing Statement Protest Notice”) to Seller of any objections, and the basis therefor, which Buyer has to the Inventory Amount, the Wholesale Accounts Receivable Payment Amount, the Pre-Buy Contract Payment Amount and/or the Purchase Price set forth on the Closing Statement. The failure of Buyer to deliver a Closing Statement Protest Notice within such five (5) business day period will constitute Buyer’s acceptance of the Closing Statement as delivered by Seller. During the ten (10) business days following Seller’s receipt of a Closing Statement Protest Notice, Buyer and Seller shall attempt in good faith to resolve any disagreement with respect to the Closing Statement. If at the end of such ten (10) business day period, Buyer and Seller shall have failed to resolve the disagreement specified in such Closing Statement Protest Notice, the items in dispute shall be referred to UHY Advisors, Inc. or such other national or regional accounting firm as may be agreed to by Buyer and Seller (the “Arbitrator”) for final determination, such final determination to be made within twenty (20) business days (or as soon thereafter as reasonably possible) after the date of such referral. This provision for arbitration shall be specifically enforceable by Buyer and Seller, and the determination of the Arbitrator in accordance with the provisions hereof shall be final and binding upon Buyer and Seller, with no right of appeal therefrom. The fees and expenses of the Arbitrator shall be paid by the party whose last proposed written offer for the settlement of the terms in dispute prior to the commencement of such arbitration, taken as a whole, was farther away from the final determination of the Arbitrator than was the other party’s last proposed written offer for the settlement of the terms in dispute prior to the commencement of such arbitration. If the final determination of the Arbitrator is equal to the difference between the last proposed written offers of Buyer, on the one hand, and Seller, on the other hand, then Buyer and Seller shall each pay one-half of the fees and expenses of the Arbitrator.
     (c) Payment for Acquired Assets.
     (i) The purchase price for the Acquired Assets shall be an amount (the “Purchase Price”) equal to the sum of (i) $7,318,580 (the “Base Amount”), plus (ii) $514,420.87 (the “PACCAR Payoff Amount”), representing the payment by Seller to PACCAR Inc. or its affiliates on or prior to the Closing of amounts owing under certain equipment leases covering tanks located on Seller’s trucks prior to the Closing, plus (iii) the aggregate value as of the Closing Date of all Inventory on hand and in the hands of suppliers or common carriers for which Seller has already paid (calculated at the lesser of (A) the current fair market value of the Inventory, and (B) the price at which the Inventory was acquired by Seller), plus all freight costs paid by Seller with respect to such Inventory (the “Inventory Amount”), plus (iv) an amount (the “Wholesale Accounts Receivable Payment Amount”) equal to one hundred percent (100%) of the book value of the

Wholesale Accounts Receivable as of the Closing Date plus or minus (v) the amount of any Closing Adjustments, as determined in accordance with Section 2.3.
     (ii) At the Closing, Buyer shall pay to Seller an amount equal to the sum of (a) the Base Amount, plus (b) the PACCAR Payoff Amount, plus (c) the Estimated Inventory Amount, plus (d) the Estimated Wholesale Accounts Receivable Payment Amount, plus or minus (v) the amount of any Estimated Closing Adjustments, as determined in accordance with Section 2.3. The aggregate amount to be paid to Seller at the Closing shall hereinafter be referred to as the “Estimated Purchase Price.” The Estimated Purchase Price shall be paid at the Closing by Buyer’s delivery of (i) its promissory note (the “First Note”) in the form of Exhibit “A” attached hereto in the principal amount of $1,000,000 plus the PACCAR Payoff Amount, (ii) its promissory note in the form of Exhibit “B-1” attached hereto in the principal amount of $645,000 (the “Second Note,” and together with the First Note, the “Notes”), together with first lien deeds of trust for the real property set forth in Schedule 3.8(a) (the “Deeds of Trust”), in the form attached hereto as Exhibit “B-2”, and (iii) cash for the balance, payable by wire transfer in accordance with Seller’s written instructions; provided, however, that the Estimated Purchase Price shall not include Taxes arising by reason of the sale of the Acquired Assets hereunder, which shall be paid as set forth in Section 7.16 hereof.
     (d) Assumption of Liabilities. On and subject to the terms and conditions of this Agreement, Buyer shall assume and agree to perform, pay and discharge when due all of the Assumed Liabilities at the Closing. Buyer will not assume or have any responsibility, however, with respect to any other obligation or Liability of Seller not included within the definition of Assumed Liabilities.
     (e) Closing. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place on the date hereof (the “Closing Date”).
     (f) Deliveries at the Closing. At the Closing:
     (i) Seller will execute, acknowledge (if appropriate), and deliver to Buyer:
     (A) a bill of sale in the form attached hereto as Exhibit “C”;
     (B) special warranty deeds with vendor’s liens in favor of Seller for each parcel of real property identified in Schedule 3.8(a) in the form attached hereto as Exhibit “D”;
     (C) assignments of the Acquired Assets (including Intellectual Property transfer documents but excluding any real property) in forms reasonably satisfactory to Buyer and its counsel;

     (D) a license agreement in the form attached hereto as Exhibit “E” with respect to the storage tanks set forth on Schedule 2.1(f) attached hereto (the “Master Tank Space License”), whereby Seller or its applicable Affiliate grants to Buyer the right to maintain each such storage tank on the real property upon which such storage tank is located; and
     (ii) lease agreements in the forms attached hereto as Exhibits “F-1,” “F-2” and “F-3” (collectively, the “Lease Agreements”), whereby (x) Buyer leases to Seller office space at the Loop Yard located at 3410 W. Loop 338, Odessa, Texas 79765, (y) Seller leases to Buyer office and warehouse space at the Seminole, Texas property located near US Hwy 385 South, Seminole, Texas 79360 and (z) Seller leases to Buyer the real property located at 3202 S. Canal Street, Carlsbad, New Mexico 88220;Buyer will execute, acknowledge (if appropriate), and deliver to Seller:
     (A) an assumption agreement (the “Assumption Agreement”) in the form attached hereto as Exhibit “G”;
     (B) the Master Tank Space License, and
     (iii) the Lease Agreements;Buyer will execute and deliver to Seller the Notes and Deeds of Trust and deliver to Seller the other consideration specified in Section 2.1(c)(i) above;
     (iv) Seller will deliver to Buyer the outstanding balance of credits for Cash collected as of December 10, 2008 on any “pre-buy” customer contracts set forth on Schedule 1.1(f) attached hereto, net of any accounts receivable balances that were outstanding with regard to all customers party to such contracts on the effective date of such contracts (collectively, the “Estimated Pre-Buy Contract Payment Amount”), by wire transfer in accordance with Buyer’s written instructions;
     (v) For purposes of the transfer of the real property identified in Schedule 3.8(a), Seller will execute and deliver to Buyer a non-foreign affidavit and Buyer and Seller shall execute and deliver such other documents as may be reasonably required by any title company issuing title insurance on such real property; and
     (vi) Buyer will cause to be delivered to Seller (i) personal guarantees of the Notes, each in the form attached hereto as Exhibit “H,” executed by Thomas E. Kelly, Brock Hardy and Max Hardy, and (ii) a limited personal guaranty of the Notes, in the form attached hereto as Exhibit “I,” executed by Mike Montgomery.
     2.2 Allocation. The Purchase Price shall be allocated among the Acquired Assets in the manner required by Section 1060 of the Code and the Treasury Regulations thereunder. The parties agree that such allocation shall be reported on Internal Revenue Service Form 8594. Buyer agrees that it will deliver to Seller a copy of its final Internal Revenue Service Form 8594 for the transactions contemplated hereby within ninety (90) days of the Closing Date.

     2.3 Certain Closing Prorations and Adjustments. All normal operating expenses arising exclusively from the operation of the Division, including, without limitation, the Assumed Liabilities and prepaid expenses (excluding amounts paid on any “pre-buy” customer contracts set forth on Schedule 1.1(f) attached hereto), Taxes and assessments (but excluding Taxes arising by reason of the sale of the Acquired Assets hereunder, which shall be paid as set forth in Section 7.16 hereof), monthly rental payments under any Division Agreements to be assumed by Buyer pursuant to this Agreement, power and utilities charges, and similar prepaid and deferred items shall be prorated between Seller and Buyer in accordance with GAAP to reflect the principle that Seller shall be entitled to all income and be responsible for all expenses arising from the operation of the Division through 11:59 p.m. on the day prior to Closing Date (the “Adjustment Time”) and Buyer shall be entitled to all income and be responsible for all expenses arising from the operation of the Division after the Adjustment Time. All special assessments and similar charges or Security Interests imposed against the Purchased Assets in respect of any period of time through the Adjustment Time, whether payable in installments or otherwise, shall be the responsibility of Seller, and amounts with respect to such special assessments, charges or liens in respect of any period of time after the Adjustment Time shall be the responsibility of Buyer and such charges shall be adjusted as required hereunder. The prorations and adjustments to be made pursuant to this Section 2.3 are referred to as the “Closing Adjustments.” As of the Closing Date, Seller shall have estimated all Closing Adjustments pursuant to this Section 2.3 (the “Estimated Closing Adjustments”) and shall have delivered a statement of its estimates to Buyer (which statement shall set forth in reasonable detail the basis for those estimates). At the Closing, the net amount due to Buyer or Seller as a result of the Estimated Closing Adjustments (excluding any item that is in good faith dispute) shall be applied as an adjustment to the Estimated Purchase Price as appropriate. Within ninety (90) days after the Closing Date, Buyer shall deliver to Seller a statement of any adjustments to the Estimated Closing Adjustments, and no later than the close of business on the 20th day after the delivery to Seller of Buyer’s statement (the “Payment Date”), Buyer shall pay to Seller, or Seller shall pay to Buyer, as the case may be, any amount due as a result of the Closing Adjustment (or, if there is any good faith dispute, the undisputed amount) by wire transfer of immediately available funds to such bank account of the payee as designated in writing by the payee. Except with respect to items that Seller notifies Buyer that it objects to prior to the close of business on the Payment Date, the adjustments set forth in Buyer’s statement shall be final and binding on the parties effective at the close of business on the Payment Date. If Seller disputes Buyer’s determinations, the parties shall confer with regard to the matter and an appropriate adjustment and payment shall be made as agreed upon by the parties within five (5) business days after such agreement (or, if they are unable to resolve the matter, Buyer and Seller shall refer the matter to UHY Advisors, Inc. or such other national or regional accounting firm as may be agreed to by Buyer and Seller (“Accounting Firm”) to resolve the matter, whose decision on the matter shall be binding and whose fees and expenses shall be borne equally by the parties, and an appropriate adjustment and payment shall be made based on the resolution by the Accounting Firm within five (5) business days after such resolution). If the amount of Taxes which are to be prorated pursuant to this Section 2.3 is not known by ninety (90) days after the Closing Date, then the amount of such Taxes will be estimated as of such date and once the amount of such Taxes is known, Buyer shall promptly pay to Seller, or Seller shall promptly pay to Buyer, as the case may be, the net amount due as a result of the actual apportionment of such Taxes.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER
     Seller represents and warrants to Buyer that the statements contained in this Article III are correct and complete as of the date of this Agreement, except as set forth in the Disclosure Schedule accompanying this Agreement and initialed by the parties (the “Disclosure Schedule”). The Disclosure Schedule will be arranged in Schedules corresponding to the lettered and numbered Sections contained in this Article III.
     3.1 Organization of Seller. Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Texas. Seller is qualified or licensed to do business and is in good standing as a foreign corporation under the laws of all jurisdictions in which the nature of its business or the properties owned by it require it to be qualified or licensed to do business, except where the failure to be so qualified or licensed would not have a material adverse effect on the financial condition of the Division or on the ability of the parties to consummate the transactions contemplated by this Agreement.
     3.2 Authorization of Transaction. Seller has full power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated herein. Without limiting the generality of the foregoing, the shareholder and the Board of Directors of Seller have duly authorized the execution, delivery and performance of this Agreement by Seller, and no other corporate proceedings on the part of Seller are necessary to authorize this Agreement or to consummate the transactions contemplated herein. This Agreement constitutes the valid and legally binding obligation of Seller, enforceable in accordance with its terms and conditions, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally or by general equitable principles.
     3.3 Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Seller is subject or any provision of the charter, bylaws or other organizational documents of Seller or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Seller or any of its Affiliates is a party or by which it is bound or to which any of the Acquired Assets is subject (or result in the imposition of any Security Interest or lien of any kind upon any of the Acquired Assets). Except as described in Schedule 3.3, neither Seller nor any of its Affiliates is required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government, governmental agency or other Person in order for the parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in Article II above).
     3.4 Brokers’ Fees. Seller has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this

Agreement for which Buyer could become liable or obligated or to which the Acquired Assets could become subject.
     3.5 Title to Assets. Seller has good and indefeasible title to all of the Acquired Assets, free and clear of any Security Interest or restriction on transfer other than (a) statutory and contractual landlord liens, if any, which do not materially detract from the value of, or impair the use of, such property by Seller in the operation of its business, (b) liens arising by operation of law, (c) liens for current taxes, assessments or governmental charges or levies on property not yet due and payable, and (d) the Security Interests or restrictions on transfer set forth in Schedule 3.5 (collectively, the “Permitted Encumbrances”).
     3.6 Undisclosed Liabilities. To the Knowledge of Seller, the Division has no Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against the Division giving rise to any Liability), except for (i) Liabilities set forth on the face of the financial statements of Seller or in any notes thereto, and (ii) Liabilities which have arisen after September 30, 2008 in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).
     3.7 Tax Matters. Solely with regard to the business of the Division: (i) Seller has filed all Tax Returns that it was required to file; (ii) all such Tax Returns were correct and complete in all respects; (iii) to the Knowledge of Seller, all Taxes owed by Seller (whether or not shown on any Tax Return) have been paid, or Seller has made provision for the payment of such Taxes; (iv) Seller currently is not the beneficiary of any extension of time within which to file any Tax Return; (v) no claim has ever been made by an authority in a jurisdiction where Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction; and (vi) there are no Security Interests on any of the Acquired Assets that arose in connection with any failure (or alleged failure) to pay any Taxes.
     3.8 Real Property.
     (a) Schedule 3.8(a) lists and describes briefly all real property owned by Seller and used exclusively in the operation of the business of the Division. With respect to each such parcel of owned real property:
     (A) Seller has good and indefeasible title to the parcel of real property, free and clear of any Security Interest, easement, covenant or other restriction of any kind or nature, except for Permitted Encumbrances, installments of special assessments not yet delinquent and recorded easements, covenants and other restrictions which do not materially impair the current use or occupancy, or indefeasibility of title of the property subject thereto;
     (B) there are no leases, subleases, licenses, concessions or other agreements, written or oral, save and except any recorded easements, granting to any party or parties the right of use or occupancy of any portion of the parcel of real property; and

     (C) there are no options or rights of first refusal to purchase the parcel of real property, or any portion thereof or interest therein.
     (b) Schedule 3.8(b) lists and describes briefly all real property leased or subleased to Seller and used exclusively in the operation of the business of the Division. Seller has delivered to Buyer correct and complete copies of the leases and subleases listed in Schedule 3.8(b) (as amended to date). With respect to each lease and sublease listed in Schedule 3.8(b):
     (i) the lease or sublease is in full force and effect;
     (ii) the lease or sublease will continue to in full force and effect on identical terms following the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Article II below);
     (iii) to the Knowledge of Seller, no party to the lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder; and
     (iv) Seller has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold.
     3.9 Intellectual Property. Except as set forth in Schedule 3.9, Seller owns, or possesses adequate rights to use, all Intellectual Property used in the Division. No consent of any Person is required for Seller’s interest in the Intellectual Property to be assigned to Buyer in connection with the consummation of the transactions contemplated by this Agreement. Seller’s use of the Intellectual Property does not, and the use of the Intellectual Property by Buyer after the Closing will not, infringe upon any rights any other Person owns or holds.
     3.10 Tangible Assets. Seller owns or leases all buildings, machinery, equipment, and other tangible assets necessary for the operation of the Division as presently conducted. To the Knowledge of Seller, each such tangible asset is free from material defects (patent and latent), has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used.
     3.11 Wholesale Accounts Receivable. All Wholesale Accounts Receivable are valid receivables subject to no setoffs or counterclaims.
     3.12 Litigation. Schedule 3.12 identifies all claims, actions, suits, and proceedings currently pending against Seller and relating to the Division or any of the Acquired Assets. There is no action pending or, to the Knowledge of Seller, threatened against Seller seeking to enjoin or restrain any of the transactions contemplated herein.
     3.13 Environment, Health, and Safety. Except as set forth in Schedule 3.13, (a) to the Knowledge of Seller, Seller is in compliance with all Environmental, Health, and Safety Laws in connection with owning, using, maintaining, or operating the Division and the Acquired Assets; (b) to the Knowledge of Seller, with respect to each location at which the Division currently operates, or has operated, Seller is in compliance with all Environmental, Health, and Safety Laws; and (c) there are no pending or, to the Knowledge of Seller, any threatened allegations by any Person that the Acquired Assets are not, or that the Division has not been conducted, in compliance with all Environmental, Health, and Safety Laws.
     3.14 Acquired Assets. The Acquired Assets represent substantially all of the assets used by the Seller (other than assets of a general purpose nature) to conduct the business of the Division; the Division is a separate product division of the Seller; and Seller’s goodwill in the Division is being sold as part of the transaction contemplated herein.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER
     Buyer represents and warrants to Seller that the statements contained in this Article IV are correct and complete as of the date of this Agreement, except as set forth in the Buyer’s Disclosure Schedule accompanying this Agreement and initialed by the parties (the “Buyer’s Disclosure Schedule”). The Buyer’s Disclosure Schedule will be arranged in Schedules corresponding to the lettered and numbered Sections contained in this Article IV.
     4.1 Organization. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Texas.
     4.2 Authorization of Transaction. Buyer has full power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated herein. Without limiting the generality of the foregoing, the execution, delivery and performance of this Agreement by Buyer have been duly authorized by all necessary company action, and no other company proceedings on the part of Buyer are necessary to authorize this Agreement or to consummate the transactions contemplated herein. This Agreement constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms and conditions, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally or by general equitable principles.
     4.3 Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Buyer or any of its assets is subject or any provision of the Certificate of Formation or the Company Agreement of Buyer or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Buyer is a party or by which it is bound or to which any of its assets is subject. Except as described in Schedule 4.3, Buyer is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government, governmental agency or other Person in order for the parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in Article II above).
     4.4 Brokers’ Fees. Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Seller could become liable or obligated.
     4.5 Proceedings. There is no action pending or, to the Knowledge of Buyer, threatened against Buyer seeking to enjoin or restrain any of the transactions contemplated herein.
     4.6 Permits. Buyer currently has all Permits that are required for the ownership and operation of the Acquired Assets from and after the Closing, except where the failure to hold any Permits will not, individually or in the aggregate, have a material adverse effect on the business or operations of Buyer. Buyer is not in material default or material violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a material default or material violation) of any term, condition or provision of any Permit to which it is a party.
ARTICLE V
COVENANTS
     Seller hereby covenants and promises to Buyer and Buyer hereby covenants and promises to Seller the following:
     5.1 Employees. Attached hereto as Schedule 5.1 is a list of those individuals to whom Buyer has made an offer of employment prior to the Closing Date. Buyer shall have no other obligation to make an offer of employment to any employee of the Division. Any employee of the Division hired by Buyer shall become an employee of Buyer under Buyer’s plans and practices, and shall be subject to the terms and conditions of Buyer’s plans, including the terms of eligibility. At or prior to the Closing, Seller shall pay to each individual listed on Schedule 5.1 all amounts owing to such individual for earned unused vacation time in accordance with Seller’s current policies. Buyer shall not assume and shall not be obligated to continue or assume any employee benefit plan or any other type of employee benefit or compensation plan or arrangement or any employer payroll policy or practice established, maintained, or contributed to by Seller. Buyer is not a “successor employer” with respect to any of Seller’s employee benefit plans. Buyer and Seller agree that the provisions of this Section 5.1 are solely between and for the benefit of Buyer and Seller and do not inure to the benefit of, or confer rights upon, any third party, including any employee of Buyer or the Division.
     5.2 Nonsolicitation. For a period of two (2) years after the Closing Date, neither Buyer nor Seller shall, directly or indirectly, either for itself or any other person or entity, (i) induce or attempt to induce any employee of the other party to leave the employ of such party, or in any way interfere with the relationship between such other party and any of its employees, or (ii) hire, retain or attempt to hire or retain any person who was an employee of the other party at any time during the six-month period immediately prior to the date on which such hiring would take place (it being conclusively presumed by the parties so as to avoid any disputes under this Section 5.2 that any such hiring within such six-month period is in violation of clause (i) above).

The parties acknowledge and agree that Buyer’s hiring of any individual listed on Schedule 5.1 within thirty (30) days after the Closing Date shall not be a violation of this Section 5.2.
     5.3 Limited Use of Name. The parties acknowledge that substantially all of the vehicles and the propane storage tanks affixed to parcels of real property owned or leased by Seller being transferred hereunder to Buyer bear the logo or name of Seller. Within ninety (90) days after the Closing Date, Buyer shall remove Seller’s logo and name from such vehicles and from all parcels of real property owned or leased by Seller being transferred hereunder to Buyer and from all propane storage tanks located on and fixtures affixed to such parcels of real property. Within one (1) year after the Closing Date, Buyer shall remove Seller’s logo and name from any other propane storage tank or tangible personal property owned or leased by Seller being transferred hereunder to Buyer. After the Closing, Buyer shall not use Seller’s logo or name in any letterhead or marketing materials used by Buyer (including, without limitation, both hard copies and electronic versions of all such marketing materials).
     5.4 Buyer Confidential Information. After the Closing, Seller and its Affiliates will treat and hold as confidential all of the Buyer Confidential Information, refrain from using any of the Buyer Confidential Information except in connection with this Agreement, and deliver promptly to Buyer or destroy, at the request and option of Buyer, all tangible embodiments (and all copies) of the Buyer Confidential Information which are in its possession. In the event that Seller or its Affiliate is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Buyer Confidential Information, Seller or the Affiliate, as the case may be, will notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 5.4. If, in the absence of a protective order or the receipt of a waiver hereunder, Seller or the Affiliate, as the case may be, is, on the advice of counsel, compelled to disclose any Buyer Confidential Information to any tribunal or governmental agency or else stand liable for contempt, Seller or the Affiliate, as the case may be, may disclose the Buyer Confidential Information to the tribunal or governmental agency; provided, however, that Seller or the Affiliate, as the case may be, shall use commercially reasonable efforts to obtain, at the request and expense of Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Buyer Confidential Information required to be disclosed as Buyer shall designate.
     5.5 Seller Confidential Information. Buyer and its Affiliates will treat and hold as confidential all of the Seller Confidential Information, refrain from using any of the Seller Confidential Information except in connection with this Agreement, and deliver promptly to Seller or destroy, at the request and option of Seller, all tangible embodiments (and all copies) of the Seller Confidential Information which are in its possession. In the event that Buyer or its Affiliate is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Seller Confidential Information, Buyer or the Affiliate, as the case may be, will notify Seller promptly of the request or requirement so that Seller may seek an appropriate protective order or waive compliance with the provisions of this Section 5.5. If, in the absence of a protective order or the receipt of a waiver hereunder, Buyer or the Affiliate, as the case may be, is, on the advice of counsel, compelled to disclose any Seller Confidential Information to any tribunal or governmental agency or else stand liable for contempt, Buyer or the Affiliate, as the case may be, may disclose the Seller Confidential Information to the tribunal or governmental agency; provided, however, that Buyer or the Affiliate, as the case may be, shall use commercially reasonable efforts to obtain, at the request and expense of Seller, an order or other assurance that confidential treatment will be accorded to such portion of the Seller Confidential Information required to be disclosed as Seller shall designate.
     5.6 Transition. Seller will not take any action, nor will it permit any of its Affiliates to take any action, that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier or other business associate of the Division from maintaining the same business relationships with the Division after the Closing as it maintained with the Division prior to the Closing. Seller will refer all customer inquiries relating to the business of the Division to Buyer from and after the Closing.
     5.7 Accounts Receivable. Seller shall use commercially reasonable efforts in helping Buyer to collect the Wholesale Accounts Receivable in accordance with their terms at their recorded amounts and shall promptly (and no less frequently than weekly) remit to Buyer any and all amounts received in payment of any Wholesale Accounts Receivable; provided, however, that Seller shall have the right to retain any and all amounts paid by any Person for whom any Retail Propane Accounts Receivable are outstanding as of the Closing Date until such time as all such pre-Closing Retail Propane Accounts Receivable owing by such Person are paid in full. Buyer shall use commercially reasonable efforts in helping Seller to collect the Retail Propane Accounts Receivable and shall promptly (and no less frequently than weekly) remit to Seller any and all amounts received from any Person for whom any Retail Propane Accounts Receivable are outstanding as of the Closing Date until such time as all such pre-Closing Retail Propane Accounts Receivable owing by such Person are paid in full. Buyer shall not collect or retain for its own account any amounts from any Person for whom any Retail Propane Accounts Receivable are outstanding as of the Closing Date until such time as all such pre-Closing Retail Propane Accounts Receivable owing by such Person are paid in full. Notwithstanding the foregoing, Buyer shall be permitted to purchase any of the Retail Propane Accounts Receivable from Seller at or following the Closing for an amount in cash equal to one hundred percent (100%) of the book value of such Retail Propane Accounts Receivable, and the restrictions set forth in this Section 5.7 shall not apply to any Retail Propane Accounts Receivable so purchased. Each of Buyer and Seller shall provide the other party and its representatives reasonable access, upon prior written notice and during normal business hours, to its books and records relating to the Wholesale Accounts Receivable and the Retail Propane Accounts Receivable for the purpose of examining such books and records in order to verify the compliance of Buyer or Seller, as applicable, with its obligations under this Section 5.7. In the event that Seller reasonably determines that Buyer has materially breached its obligations to remit to Seller any and all amounts owed to Seller under this Section 5.7, Buyer shall be obligated to promptly reimburse Seller upon Seller’s request for any and all reasonable expenses incurred by Seller in conducting any examination or investigation under this Section 5.7. In the event that Buyer reasonably determines that Seller has materially breached its obligations to remit to Buyer any and all amounts owed to Buyer under this Section 5.7, Seller shall be obligated to promptly reimburse Buyer upon Buyer’s request for any and all reasonable expenses incurred by Buyer in conducting any examination or investigation under this Section 5.7. Buyer hereby acknowledges that, as of December 10, 2008, an aggregate of $2,382,123.96 of the Wholesale Accounts Receivable and the Retail Propane Accounts Receivable were delinquent, as reflected on Schedules 5.7(a) and

5.7(b) attached hereto. The parties acknowledges that Schedules 5.7(a) and 5.7(b) are attached hereto solely for illustrative purposes and that the outstanding amounts and aging for the accounts receivable reflected therein are subject to change over time and do not reflect the outstanding amounts or aging as of the Closing Date.
     5.8 Access to Books and Records. Buyer shall maintain accurate and complete books and records of the Division after the Closing, including all books and records regarding the Wholesale Accounts Receivable and the processing of Cash payments, and shall provide Seller and its Affiliates and representatives reasonable access to the books and records of the Division at any time during normal business hours within eighteen (18) months after the Closing for the purpose of examining and/or conducting an audit of such books and records. In addition, Buyer shall permit employees, agents and consultants of Seller to have access to Buyer’s books, records and business premises on a full-time basis during normal working hours for up to 180 days following the Closing Date to assist with the collection and proper application of the Retail Propane Accounts Receivable pursuant to Section 5.7 hereunder.
     5.9 42nd Street Yard. The parties acknowledge that (i) the real estate and improvements located at 3749 W. 42nd Street in Odessa, Texas (the “42nd Street Yard”) is included among the Acquired Assets, and (ii) certain assets of the Seller not being sold to Buyer hereunder are stored at the 42nd Street Yard. Seller shall be entitled, at no charge, to continue to store such assets at the 42nd Street Yard for a period not to exceed one hundred fifty (150) days after the Closing Date.
     5.10 Insurance. Beginning on or prior to the Closing Date and ending on the later of (i) the payment in full of the Notes by Buyer and the removal by Buyer of Seller’s logo and name from all vehicles and from all parcels of real property owned or leased by Seller being transferred hereunder to Buyer and from all storage tanks located on and fixtures affixed to such parcels of real property and (ii) eighteen (18) months after the Closing Date (the “Coverage Term”), all commercial general liability, comprehensive automobile liability, pollution liability and environmental liability insurance policies maintained by Buyer shall include Seller and its officers, directors, successors and assigns as additional insureds; provided, however, that such inclusion shall not preclude or prejudice Buyer from making any claim under any such policies for any of Buyer’s acts covered by such policies. If any policy described above is limited to claims made during the policy period, Buyer shall maintain such policy in effect for a period of one (1) year following cancellation, termination or completion of the Coverage Term. Each policy described above shall be procured and maintained at Buyer’s sole cost and expense and shall contain a waiver of subrogation in favor of Seller. A Certificate of Insurance for each policy described above shall be provided to Seller within ten (10) days following Seller’s written request. Upon request by Seller, Buyer shall either provide Seller with copies of any policies required above or allow Seller to inspect such policies. Buyer shall immediately give Seller notice in writing of any update, modification or termination of any policy described above and, if updated or modified, shall either provide Seller with copies of such policies as updated or modified or allow Seller to inspect such policies as updated or modified.
     5.11 Assumption of Winthrop Lease Obligations. Buyer agrees to assume Seller’s lease obligations with respect to the truck telemetry and point of sale terminals installed in certain vehicles included in the Acquired Assets pursuant to the terms of a new lease agreement between Buyer and Winthrop to be executed as soon as practicable following the Closing, but in no event later than ten (10) days following the Closing. Buyer shall indemnify and hold harmless the Seller Indemnitees with respect to any and all Damages asserted against or incurred by any Seller Indemnitee as a result of, in connection with or arising out of Buyer’s failure to assume such lease obligations.
     5.12 Survivability. The provisions of this Article V shall survive the Closing Date.
ARTICLE VI
INDEMNIFICATION AND LIMITATIONS ON LIABILITY
     6.1 Survival of Representations and Warranties. All of the representations and warranties of the parties contained in this Agreement shall survive the closing of the transactions contemplated herein for a period of twelve (12) months. The parties intend to shorten the statute of limitations and agree that no claims or causes of action of any kind may be brought against Seller or Buyer based upon, directly or indirectly, any of the representations, warranties, covenants or agreements contained herein after the first anniversary of the Closing Date. This Section 6.1 shall not limit any covenant or agreement of the parties which contemplates performance after the Closing including, without limitation, the covenants and agreements set forth in Article V hereof, it being understood that all such covenants and agreements contemplating performance after the Closing shall survive until the expiration of the applicable statute of limitations.
     6.2 Indemnification by Seller. Seller shall indemnify and hold harmless Buyer and its Affiliates, and their respective members, managers, employees, and other agents (collectively, the “Buyer Indemnitees”) in respect of any and all damages, losses, Liabilities, payments, obligations, penalties, claims, litigation, demands, defenses, judgments, suits, proceedings, costs, disbursements or expenses (including, without limitation, reasonable fees, disbursements and expenses of attorneys, accountants and other professional advisors and of expert witnesses and costs of investigation and preparation) of any kind or nature whatsoever (collectively, “Damages”) asserted against or incurred by any Buyer Indemnitee as a result of, in connection with or arising out of:
     (i) Any breach of or inaccuracy in any representation or warranty made by Seller in Article III hereof (other than a representation or warranty contained in Section 3.14 hereof);
     (ii) Any breach or nonperformance (partial or total) of any covenant or agreement of Seller contained herein; or
     (iii) Any Liability or obligation (other than the Assumed Liabilities) arising out of the conduct and operation of the Division or Seller’s ownership and/or use of the Acquired Assets prior to the Closing Date; provided, however, Seller shall have no obligation to indemnify the Buyer Indemnitees, or any of them, with regard to any Liability or obligation arising out of the ownership and/or use prior to July 2, 2007 of any assets acquired by Seller pursuant to that certain Agreement and Bill of Sale, dated May 31, 2007, by and among Propane

Direct, LLC (“Propane Direct”), certain members of Propane Direct, and Seller, which assets were operated by certain Affiliates of Buyer who at such time were Affiliates of Propane Direct.
     6.3 Indemnification by Buyer. Buyer shall indemnify and hold harmless Seller and its Affiliates, and their respective directors, officers, employees and other agents (collectively, the “Seller Indemnitees”), in respect of any Damages asserted against or incurred by any Seller Indemnitee as a result of, in connection with, or arising out of:
     (i) Any breach of or inaccuracy in any representation or warranty made by Buyer in Article IV hereof;
     (ii) Any breach or nonperformance (partial or total) of any covenant or agreement of Seller contained herein; or
     (iii) Any Liability or obligation arising out of Buyer’s ownership and/or use of the Acquired Assets on or after the Closing Date.
     6.4 Indemnification for Environmental Liability. In the event that Phase II Environmental Site Assessments commenced within ten (10) days following the Closing with regard to the parcels of real property set forth on Schedule 1.1(e) reveal any environmental condition required to be remediated pursuant to applicable law, then Seller shall indemnify and hold harmless the Buyer Indemnitees for all reasonable costs of such remediation. The rights of the Buyer Indemnitees to seek indemnification under this Section 6.4 with regard to any parcel of real property set forth on Schedule 1.1(e) shall expire ninety (90) days following completion of the Phase II Environmental Site Assessment with regard to such real property.
     6.5 Third Party Indemnification. The obligations of Seller to indemnify the Buyer Indemnitees under Sections 6.2 and 6.4 and the obligations of Buyer to indemnify the Seller Indemnitees under Section 6.3 hereof, in each case resulting from the assertion of Liability by a third party (each, as the case may be, a “Claim”), shall be further subject to the following terms and conditions:
     (i) Any party against whom any Claim is asserted shall give the party (or parties) required to provide indemnity hereunder written notice of such Claim promptly after learning of such Claim, and the indemnifying party may at its option undertake the defense thereof with counsel chosen by it but reasonably satisfactory to the indemnified party. Failure to give prompt notice of a Claim hereunder shall not affect the indemnifying party’s obligations under this Section 6.5, except to the extent the indemnifying party is materially prejudiced by such failure to give prompt notice. If the indemnifying party, within thirty (30) days after notice of any such Claim, or such shorter period as is reasonably required, fails to assume the defense of such Claim, the Buyer Indemnitee or Seller Indemnitee, as the case may be (each, an “Indemnitee”), against whom such Claim has been made shall have the right, but shall not be obligated, to undertake the defense, compromise or settlement of such Claim on behalf of and for the account and risk, and at the expense, of the indemnifying party.

     (ii) Anything in this Section 6.5 to the contrary notwithstanding, the indemnifying party shall not enter into any settlement or compromise of any action, suit or proceeding or consent to the entry of any judgment (a) which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnitee of a written release from all Liability in respect of such action, suit or proceeding or (b) for other than monetary damages without the prior written consent of the Indemnitee, which consent shall not be unreasonably withheld.
     6.6 Limitations.
     (i) Notwithstanding anything to the contrary in this Article VI, (i) in no event shall Seller’s liability for indemnification pursuant to Section 6.2(i) hereof exceed in the aggregate twenty percent (20%) of the total of all amounts paid by Buyer to Seller pursuant to Section 2.1(c)(i), and (ii) the Buyer Indemnitees shall not be entitled to make a claim for indemnification under Section 6.2(i) hereof unless and until the aggregate Damages suffered or incurred by the Buyer Indemnitees exceed in the aggregate two and one-half percent (2.5%) of the total of all amounts paid by Buyer to Seller pursuant to Section 2.1(c)(i) (the “Basket Amount”), and then Seller shall be liable only for the portion of such Damages in excess of the Basket Amount, subject to the limitation set forth in subsection (i) above. Except as set forth in a certificate to be delivered to Seller at the Closing, to the Knowledge of Buyer, Buyer is not aware of any facts or circumstances that would serve as the Basis for a claim by Buyer against Seller based upon a breach of any of the representations and warranties of Seller contained in this Agreement or breach of any of Seller’s covenants or agreements to be performed by Seller at or prior to the Closing. Buyer shall be deemed to have waived in full any breach of any of Seller’s representations and warranties and any such covenants and agreements of which Buyer has Knowledge at the Closing.
     (ii) NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS ARTICLE VI OR THIS AGREEMENT, (I) THE REPRESENTATIONS AND WARRANTIES SET FORTH IN SECTION 3.14 OF THIS AGREEMENT ARE PRECATORY AND SHALL HAVE NO BINDING EFFECT ON SELLER; (II) SELLER SHALL HAVE NO LIABILITY WHATSOEVER FOR ANY BREACH OF OR INACCURACY IN ANY REPRESENTATION OR WARRANTY MADE BY SELLER IN SECTION 3.14 HEREOF; AND (III) UNDER NO CIRCUMSTANCES SHALL SELLER INDEMNIFY BUYER FOR ANY BREACH OF OR INACCURACY IN ANY REPRESENTATION OR WARRANTY MADE BY SELLER IN SECTION 3.14 HEREOF.

ARTICLE VII
MISCELLANEOUS
     7.1 Press Releases and Public Announcements. Neither party shall, and each party shall direct its representatives not to, directly or indirectly, issue any press release or make, or permit to be made, any public announcement, comment, statement or other communication relating to the subject matter of this Agreement, including, without limitation, the existence of this Agreement or any of the terms or conditions thereof, without the prior written approval of the other party; provided, however, that either party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing party will consult with the other party prior to making the disclosure).
     7.2 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns.
     7.3 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the parties and supersedes any prior understandings, agreements, or representations by or between the parties, written or oral, to the extent they related in any way to the subject matter hereof.
     7.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. Neither party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party hereto.
     7.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.
     7.6 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.
     7.7 Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) if served personally, on the day of such service, or (ii) if mailed by certified or registered mail (return receipt requested), on the second business day after mailing, and (iii) if transmitted by recognized overnight carrier, on the next business day after tender to the carrier. Such communications shall be sent to the following addresses:

If to Seller:	United Fuel & Energy Corporation
1800 W. Katella Ave., Suite 102
Orange, California 92867
Attn: Mr. William C. Bousema

Copy to	Cox Smith Matthews Incorporated

(which shall not	112 E. Pecan Street, Suite 1800
constitute notice):	San Antonio, Texas 78205
Attn: Will Liebmann

If to Buyer:	Propane Direct Enterprises, LLC
533 N. Portland
Oklahoma City, OK 73107

Attn: Mr. Brock Hardy
Copy to	Hartzog Conger Cason & Neville
(which shall not	1600 Bank of Oklahoma Plaza
constitute notice):	201 Robert S. Kerr Ave.
Oklahoma City, OK 73102
Attn: John D. Robertson, Esq.
Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.
     7.8 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Texas without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of Texas.
     7.9 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each of the parties hereto. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.
     7.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.
     7.11 Expenses. Buyer and Seller will each bear its own costs and expenses (including legal and accounting fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby; provided, however, that all fees for surveys and the basic cost of all premiums for ALTA Owner’s Policies of Title Insurance for the parcels of real property described in Schedule 3.8(a) hereto shall be shared equally by Buyer and Seller, and Seller shall bear the costs of the premium for ALTA Mortgagee’s Policies of Title Insurance for such real property. All title policy endorsements and deletions required by Buyer or Buyer’s lender, or other title company expenses related to the transactions contemplated hereby, shall be paid by Buyer. Buyer shall pay the recording costs for the special warranty deeds delivered to Buyer at the Closing and the Deeds of Trust. In addition, Buyer shall pay all transfer fees associated with the transfer to Buyer of any of Seller’s Permits.

     7.12 Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation.
     7.13 Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.
     7.14 Litigation Expense. In any action brought by a party hereto to enforce the obligations of any other party hereto, the prevailing party shall be entitled to collect from the other parties to such action such party’s reasonable attorneys’ and accountants’ fees, court costs and other expenses incidental to such litigation.
     7.15 Specific Performance. Each party hereto acknowledges and agrees that the other party would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which any party may be entitled, at law or in equity, such party shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.
     7.16 Payment of Sales and Transfer Taxes. Buyer agrees that it shall be responsible for, pay and discharge all sales and/or excise taxes, if any, imposed by the States of Texas and Oklahoma or any other federal, state, county or municipal taxing authority on the transactions to be performed pursuant to this Agreement including, without limitation, the sale of furniture and equipment. At the Closing, Buyer shall remit to Seller all such amounts reasonably determined by Seller to be owed with regard to the sale of the Acquired Assets. Should Seller be assessed any additional or other amounts of sales taxes or assessments not collected from Buyer at the Closing, Seller shall promptly notify Buyer of said assessment and Buyer shall have the opportunity to contest and defend such additional assessments. If it is ultimately determined that any additional sales and/or excise taxes are required to be paid in connection with the transactions contemplated herein, then Buyer shall promptly pay such taxes.
     7.17 Ad Valorem Taxes. Ad valorem taxes on the real property conveyed by Seller to Buyer shall be prorated to the date of Closing. If the amount of ad valorem taxes for the year in which the sale closes is not available on the date of Closing, taxes will be prorated on the basis of taxes assessed in the previous year. If the taxes for the year in which the sale closes vary from the amount prorated at Closing, the parties will adjust the prorations when the tax statements for the year in which the sale closes become available. This Section 7.17 shall survive the Closing.
     7.18 Disclosures. Buyer is hereby provided the following notices required by law, or otherwise:

     Annexation Disclosures. If the real property that is the subject of this Agreement is located outside the limits of a municipality, the property may now or later be included in the extraterritorial jurisdiction of a municipality and may now or later be subject to annexation by the municipality. Each municipality maintains a map that depicts its boundaries and extraterritorial jurisdiction. To determine if the property is located within a municipality’s extraterritorial jurisdiction or is likely to be located within a municipality’s extraterritorial jurisdiction, contact all municipalities located in the general proximity of the property for further information.
     Notice of Water and Sewer Service. Pursuant to Section 13.257 of the Texas Water Code, Seller provides Buyer with the following notice: “The property that you are about to purchase is located in the water service area and the sewer service area of City of Midland and City of Odessa, Texas, which is the utility service providers authorized by law to provide water or sewer service to your property. No other retail public utility is authorized to provide water or sewer service to your property. There may be special costs or charges that you will be required to pay before you can receive water or sewer service. There may be a period required to construct lines or other facilities necessary to provide water or sewer service to your property. You are advised to contact the utility service provider to determine the cost that you will be required to pay and the period, if any, that is required to provide water or sewer service to your property.
     The undersigned Buyer hereby acknowledges receipt of the foregoing notice at or before the execution of a binding contract for the purchase of the property described in the notice or at closing of purchase of the property.
     Utility District. Buyer agrees that if the property is situated in any utility district, Seller and Buyer will sign and acknowledge at or prior to the Closing, a statutory notice as required under Section 50.301 of the Texas Water Code.
*****

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

BUYER:	PROPANE DIRECT ENTERPRISES, LLC,
a Texas limited liability company

	By:	/s/ Thomas E. Kelly

	Name:	Thomas E. Kelly
	Title:	Chief Executive Officer

SELLER:	UNITED FUEL & ENERGY
CORPORATION, a Texas corporation

	By:	/s/ William C. Bousema

	Name:	William C. Bousema
	Title:	EVP, CFO & Secretary
JOINDER BY UNITED FUEL & ENERGY CORPORATION
     United Fuel & Energy Corporation, a Nevada corporation and the sole shareholder of Seller, hereby joins in this Asset Purchase Agreement for the sole purpose of guaranteeing the performance of all of the obligations of Seller set forth in this Asset Purchase Agreement.
     Dated this 31st day of December, 2008.

UNITED FUEL & ENERGY
CORPORATION, a Nevada corporation

By:	/s/ William C. Bousema

Name:	William C. Bousema
Title:	EVP, CFO & Secretary